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                                                                    EXHIBIT 99.1

MORRISON KNUDSEN CORPORATION
                                                                    NEWS RELEASE
Morrison Knudsen Plaza/P.O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-6611
Fax:  (208) 386-5065
                               For Further Information Contact: Brent D. Brandon
                                         Vice President Corporate Communications
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FOR RELEASE:

                                 March 20, 1997

                   MK TO EXPLORE POSSIBLE PURCHASE OF INTEREST
                             IN MONTANA COPPER MINE


     BOISE -- Morrison Knudsen Corporation (NYSE-MK) announced today that Dennis
R. Washington, Chairman of the Board and owner of approximately 37.55 percent of the outstanding shares of common stock of the Company, filed with the Securities and Exchange Commission an amendment to his Schedule 13-D (a document that indicates ownership in publicly held companies and the intent regarding such ownership).
     The amendment discloses that Mr. Washington has indicated an interest in exploring the possible sale to the Company of his equity interest in a copper and molybdenum mine in Butte, Montana in exchange for newly issued shares of Common Stock having a value of approximately $125 million, based upon recent trading values for the Common Stock. The mine is owned and operated by a partnership, of which Mr. Washington owns a 50.1% equity interest through a wholly owned corporation, Montana Resources, Inc., and a company controlled by Asarco Inc., which owns the other 49.9%.
     The Company's Board of Directors has appointed a special committee of the Board (comprised of three directors who are not representatives of Mr. Washington) to evaluate, and make a recommendation to the Board regarding such a transaction. The special committee has retained independent counsel and is in the process of selecting a financial advisor to assist it with respect to these matters. The amendment stated that any such transaction between Mr. Washington and the Company would be subject to a number of conditions, including approval by the special committee, satisfaction of contractual rights, if any, that Asarco may have under the partnership agreement and the then current trading value of the Common Stock. There can be no assurance that Mr. Washington and the Company will continue to pursue a potential transaction, that such a transaction will be completed or if completed as to the timing or terms of any such transaction.
     This news release is being issued in connection with the amendment to Mr. Washington's Schedule 13-D. Morrison Knudsen does not ordinarily comment on matters relating to potential acquisition or disposition transactions and will have no further comment on such matters until the Company deems it appropriate to do so.


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